Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of S&P Global Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of S&P Global Inc. and IHS Markit Ltd., which is part of the Registration Statement, of our opinion dated November 29, 2020 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of IHS Markit’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—IHS Markit Board’s Recommendation and Reasons for the Merger”, “The Merger—Opinion of IHS Markit’s Financial Advisor” and “The Merger—Certain Unaudited Prospective Financial Information”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By: /s/ Ari Terry

Ari Terry

Managing Director

New York, New York

January 8, 2021